Exhibit 4.2

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., as Issuer

COLUMBIA PROPERTY TRUST, INC., as Guarantor

U.S. BANK NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of

March 12, 2015

to

INDENTURE

Dated as of

March 12, 2015

4.150% Senior Notes due 2025

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Relationship with Indenture	2
Section 1.02.	Definitions	2
Section 1.03.	Other Definitions	8

ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01.	Issue of Notes	9
Section 2.02.	Form, Dating and Denominations; Legends	9
Section 2.03.	Execution and Authentication; Additional Notes	9
Section 2.04.	Registration, Transfer and Exchange	10

ARTICLE 3
OPTIONAL REDEMPTION

Section 3.01.	Optional Redemption of Notes	13
Section 3.02.	Notice of Redemption; Selection of Notes	14
Section 3.03.	Payment of Notes Called for Redemption by the Issuer	16
Section 3.04.	Sinking Fund	16

ARTICLE 4
PARTICULAR COVENANTS

Section 4.01.	Aggregate Debt Test	16
Section 4.02.	Debt Service Test	17
Section 4.03.	Secured Debt Test	18
Section 4.04.	Maintenance of Total Unencumbered Assets	18

ARTICLE 5
EVENTS OF DEFAULT; REMEDIES

Section 5.01.	Events of Default	19

ARTICLE 6
SUPPLEMENTAL INDENTURES

Section 6.01.	Supplemental Indentures with and without Consent of Noteholders	19

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ARTICLE 7
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 7.01.	Issuer May Consolidate on Certain Terms	19
Section 7.02.	General Partner May Consolidate on Certain Terms	20

ARTICLE 8
FUTURE GUARANTEES

Section 8.01.	Guarantees	21
Section 8.02.	Release of Guarantee	22
Section 8.03.	Notices	22

ARTICLE 9
MISCELLANEOUS PROVISIONS

Section 9.01.	Continued Effect	22
Section 9.02.	Payments	22
Section 9.03.	Governing Law	22
Section 9.04.	No Security Interest Created	23
Section 9.05.	Table of Contents, Headings, etc	23
Section 9.06.	Execution in Counterparts	23
Section 9.07.	Severability	23

EXHIBIT A	Form of Note
EXHIBIT B	Form of Supplemental Indenture

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FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of March 12, 2015 (this “Supplemental Indenture”) among Columbia Property Trust, Inc., a Maryland corporation (hereinafter called the “General Partner”), Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership and subsidiary of the General Partner (hereinafter called the “Issuer”), and U.S. Bank National Association, as trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the General Partner, the Issuer and the Trustee are parties to an Indenture dated as of March 12, 2015 (the “Indenture”), providing for the issuance from time to time of one or more series of the Issuer’s debt securities (the “Securities”), the terms of which are to be determined as set forth in Section 301 of the Indenture; and

WHEREAS, pursuant to Section 901(6) of the Indenture, without the consent of any Holders, the Issuer, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to establish the form or terms of securities of any series as permitted by Sections 201 and 301 of the Indenture; and

WHEREAS, pursuant to this Supplemental Indenture, the Issuer desires to create a new series of Securities under the Indenture, to be titled the 4.150% Senior Notes due 2025 in an initial aggregate principal amount of $350,000,000 (the “Notes”) and to establish the forms and the terms, conditions, rights and preferences thereof;

WHEREAS, all action on the part of the Issuer necessary to authorize the issuance of the Notes under the Indenture and this Supplemental Indenture has been duly taken; and

WHEREAS, all acts and requirements necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee as provided in the Indenture and this Supplemental Indenture, the valid and binding obligations of the Issuer and to make this Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done and performed;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Relationship with Indenture. With respect to the Notes, this First Supplemental Indenture constitutes an integral part of the Indenture. In the event of any inconsistency between the Indenture and this First Supplemental Indenture, this First Supplemental Indenture shall govern with respect to the Notes. References to “Security” or “Securities” shall be deemed to refer to the Notes, unless the context otherwise requires. In addition, the words “herein,” “hereof,” “hereunder,” and words of similar import shall refer to this First Supplemental Indenture.

Section 1.02. Definitions. All terms contained in this Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings defined in the Indenture. Solely with respect to the Notes and this Supplemental Indenture, the following definitions shall be added to Section 101 of the Indenture and replace any existing definitions (as applicable) in the Indenture, each in appropriate alphabetical order, unless the context requires otherwise.

“Acquired Debt” means Debt of a Person:

(a) existing at the time such Person is merged or consolidated with or into the General Partner or any of its Subsidiaries or becomes a Subsidiary of the General Partner; or

(b) assumed by the General Partner or any of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the General Partner or any of its Subsidiaries or becomes a Subsidiary of the General Partner or the date of the related acquisition, as the case may be.

“Agent Member” means a member of, or a participant in, the Depositary.

“Annual Debt Service Charge” means, for any period, the interest expense of the General Partner and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(a) all amortization of debt discount and premium and deferred financing costs;

(b) all accrued interest;

(c) all capitalized interest; and

(d) the interest component of capitalized lease obligations, excluding the interest expense component of capitalized lease obligations in respect of Approved Bond Transactions.

“Approved Bond Transaction” means those real property projects and any other real property developments (a) in which the General Partner or any of its Subsidiaries acquires an interest as a lessee in real property subject to a bond transaction encumbering the property wherein the General Partner or any of its Subsidiaries is also the owner of the applicable bonds; (b) pursuant to which rental payments of the General Partner or any of its Subsidiaries as lessee ultimately run to the General Partner or any of its Subsidiaries in the form of payments on the applicable bonds and are in an amount that are equivalent (or nearly so) with the required payments under the bonds; and (c) which lease (i) has a remaining term of not less than twenty (20) years or provides a purchase option in favor of the General Partner or any of its Subsidiaries for the underlying land that is exercisable by the General Partner or any of its Subsidiaries at the option of the General Partner or any of its Subsidiaries, as appropriate, prior to or simultaneously with the expiration of the lease and for a de minimus or nominal purchase price, (ii) under which any required rental payment or other payment due under such lease from the General Partner or any of its Subsidiaries to the lessor have been assigned to secure the bonds held by the General Partner or any of its Subsidiaries and no payment default has occurred and no other default has occurred which would permit the termination of the lease, (iii) where no party to such lease is the subject of bankruptcy, insolvency, receivership or other similar events, (iv) contains customary provisions either (A) protective of any lender to the lessee or (B) whereby the lessor expressly agrees upon request to subordinate the lessor’s fee interest to the rights and remedies of such a lender, (v) where the General Partner’s or any of its Subsidiaries’ interest in the real property or the lease is not subject to any Lien (other than a permitted Lien) and the instruments securing the bonds held by the General Partner or any of its Subsidiaries, and (vi) such lease and bond documents permit reasonable transferability thereof (including the right to sublease to occupancy tenants).

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired which are issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company at the time of the acquisition thereof has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Certificated Note” means a Note in registered individual form without interest coupons.

“Close of Business” means 5:00 p.m., New York City time.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the General Partner and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(a) interest expense on Debt (excluding the interest expense component of capitalized lease obligations in respect of Approved Bond Transactions);

(b) provision for taxes based on income;

(c) amortization of debt discount, premium ‘and deferred financing costs;

(d) provisions for gains and losses on sales or other dispositions of properties and other investments, and impairment charges;

(e) property depreciation and amortization;

(f) the effect of any non-cash items, including the effect of non-recurring or other unusual items, as determined by us in good faith, and swap ineffectiveness charges or income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting; and

(g) amortization of deferred charges,

all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the General Partner and its Subsidiaries for such period, excluding, without duplication:

(a) extraordinary items; and

(b) the portion of net income (but not losses) of the General Partner and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the General Partner or one of its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Custodian” means U.S. Bank National Association, as custodian with respect to the Global Notes, or any successor entity thereto.

“Depositary” means the clearing agency registered under the Exchange Act that is designated to act as the depositary for the Global Notes. DTC shall be the initial Depositary, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fair Market Value” means, with respect to any asset or property, the fair market value, as determined in good faith by the Board of Directors.

“General Partner” shall have the meaning set forth in the recitals, and shall include its successors and assigns.

“Global Note” means a Note in registered global form without interest coupons.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation under any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation under any Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation under any Debt of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteeing,” used as verbs, have a corresponding meaning.

“Guarantors” means (i) the General Partner and (ii) each of the Issuer’s or the General Partner’s Subsidiaries, if any, that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and this Supplemental Indenture as set forth in Article 8 of this Supplemental Indenture and Article 15 of the Indenture as a Guarantor; provided that any Subsidiary constituting a Guarantor as described above shall cease to constitute a Guarantor with respect to the Notes when its respective guarantee is released in accordance with the terms of the Indenture and this Supplemental Indenture.

“Indenture” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“Interest Payment Date” means each April 1 and October 1 of each year, commencing October 1, 2015.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person; (b) a loan, advance or extension of credit to, capital contribution to, guaranty of indebtedness of, or purchase or other acquisition of any indebtedness of, another Person, including any partnership or joint venture interest in such other Person; (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person; (d) the purchase or other acquisition of Cash Equivalents or (e) the acquisition in the ordinary course of business of any interests in real property or any other investment. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Indenture, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issue Date” means, with respect to the Notes being issued on the date hereof, the date hereof, and with respect to any additional Notes, the date of original issuance of such additional Notes.

“Maturity Date” means April 1, 2025.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Note” or “Notes” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“principal,” when used with respect to any Note, shall be deemed to include a reference to “and premium, if any,” unless otherwise expressly stated or the context otherwise requires.

“Property” means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a ground lease by the General Partner or any of its Subsidiaries or any Unconsolidated Affiliate of the General Partner or any of its Subsidiaries and which is located in a state of the United States of America or the District of Columbia.

“Regular Record Date” for the interest payable on any Interest Payment Date means the March 15 or September 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. and its successors.

“Subsidiary Guarantors” means each Subsidiary of the Issuer or the General Partner, if any, that in the future executes a supplemental indenture in accordance with Section 8.01 in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor.

“Total Assets” means, with respect to any Person, the sum of, without duplication:

(a) Undepreciated Real Estate Assets; and

(b) all other assets of such Person (excluding (i) accounts receivable, (ii) intangibles (but not excluding intangibles related to real property acquisitions) and (iii) the principal component of capitalized lease obligations in respect of Approved Bond Transactions), all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, with respect to any Person, the sum of, without duplication:

(a) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and

(b) all other assets (excluding (i) accounts receivable, (ii) intangibles (but not excluding intangibles related to real property acquisitions) and (iii) the principal component of capitalized lease obligations in respect of Approved Bond Transactions) of the General Partner and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 4.04 all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets. For the avoidance of doubt, cash held by a “qualified intermediary” in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, which may be classified as “restricted” for purposes of United Stated generally accepted accounting purposes, will nonetheless be considered Total Unencumbered Assets, so long as the General Partner or a Subsidiary thereof has the right to (i) direct the qualified intermediary to return such cash to the General Partner or a Subsidiary thereof if and when the General Partner or a Subsidiary thereof fails to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (ii) direct the qualified intermediary to use such cash to acquire like-kind property.

“Unconsolidated Affiliate” means, in respect of any Person, any other Person (a) in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

“Undepreciated Real Estate Assets” means, with respect to any Person, as of any date, the cost (original cost plus capital improvements) of real estate assets of such Person and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with. GAAP.

“Unsecured Debt” means Debt of the General Partner or any of its Subsidiaries which is not secured by a Lien on any property or assets of the General Partner or any of its Subsidiaries.

Certain terms used in Article 3 are defined in Section 3.01.

Section 1.03. Other Definitions.

Term	Defined in Section
“Comparable Treasury Issue”	3.01
“Comparable Treasury Price”	3.01
“Event of Default”	5.01
“Independent Investment Banker”	3.01
“Primary Treasury Dealer”	3.01

Term	Defined in Section
“Redemption Date”	3.02
“Redemption Price”	3.01
“Reference Treasury Dealer Quotations”	3.01
“Reference Treasury Dealer”	3.01
“Treasury Rate”	3.01

ARTICLE 2

ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01. Issue of Notes. A new series of Securities is to be issued under the Indenture as supplemented by this Supplemental Indenture. The series shall be titled the “4.150% Senior Notes due 2025.”

Section 2.02. Form, Dating and Denominations; Legends. The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of the Indenture and this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Issuer is subject, or usage.

Section 2.03. Execution and Authentication; Additional Notes. (a) The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is unlimited; provided that upon initial issuance on the date hereof the aggregate principal amount of Notes outstanding shall not exceed $350,000,000, except for Notes issued upon exchange or registration of transfer of other Notes as provided herein and except as provided in Section 2.04 and 3.03. The Issuer may, without the consent of or notice to the Holders of Notes, issue additional Notes from time to time in the future with the same terms, provisions and the same CUSIP number as the Notes issued on the date hereof, except for any difference in issue price, Interest accrued prior to the issue date and first Interest Payment Date of those additional Notes; provided that such additional Notes shall be treated as part of the same issue as and fungible with the Notes issued on the date hereof for United States federal income tax purposes and shall carry the same right to receive accrued and unpaid Interest as the other Notes then outstanding; provided, however, that, notwithstanding the foregoing, (i) if the additional Notes are not fungible with the Notes for United States federal income tax purposes, the additional Notes will have a separate CUSIP number and (ii) if the Issuer has effected legal defeasance or covenant defeasance with respect to the Notes pursuant to Section 402 of the Indenture or has effected satisfaction and discharge with respect to the Notes pursuant to Section 401 of the Indenture, no additional Notes may be issued. The Notes issued on the date hereof and any such additional Notes shall constitute a single series of debt securities, and in circumstances in which the Indenture provides for the Holders of Notes to vote or take any action, the Holders of the Notes issued on the date hereof and any such additional Notes will vote or take that action as a single class.

(b) At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication. The Trustee will authenticate and deliver

(i) Notes for original issue in the aggregate principal amount not to exceed $350,000,000, and

(ii) additional Notes from time to time for original issue in aggregate principal amounts specified by the Issuer.

Section 2.04. Registration, Transfer and Exchange. (a) The Notes will be issued in registered form only, without coupons, and the Issuer shall cause the Trustee to maintain a Security Register of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.

(b) (1) Each Global Note will be registered in the name of the Depositary or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.

(2) Each Global Note will be delivered to the Trustee as custodian for the Depositary. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except (1) as set forth in Section 2.04(b)(4) and (2) transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures of the Depositary and in compliance with this Section.

(3) Agent Members will have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(4) If (x) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by the Issuer within 90 days of the notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depositary, and thereupon the Global Note will be deemed canceled.

(c) Each Certificated Note will be registered in the name of the holder thereof or its nominee.

(d) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document as the Trustee may reasonably request. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that

(x) no transfer or exchange will be effective until it is registered in such register and

(y) the Trustee will not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before any selection of Notes for redemption, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase. Prior to the registration of any transfer, the Issuer, the Trustee and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.

From time to time the Issuer will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(4)).

(e) (1) Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(3) Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(4) Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

ARTICLE 3

OPTIONAL REDEMPTION

Section 3.01. Optional Redemption of Notes. (a) The Issuer shall have the right, at its option, to redeem the Notes for cash at any time or from time to time prior to January 1, 2025, in whole or in part, at a redemption price (with respect to the Notes to be redeemed on any Redemption Date pursuant to this Section 3.01(a), the “Redemption Price”) equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and Interest on the Notes to be redeemed (exclusive of Interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid Interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date. In addition, the Issuer may, at its option, redeem the Notes, at any time or from time to time on or after January 1, 2025, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid Interest on the principal amount of the Notes being redeemed to, but not including, the applicable Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated by the Issuer using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date and shall not be less than zero.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC and each of their respective successors (whichever shall be appointed by the Issuer in respect of the applicable Redemption Date) or, if any such firm or its respective successor, if any, is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) if four Reference Treasury Dealer Quotations are obtained, the average (as calculated by the Issuer) of the remaining Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest such Reference Treasury Dealer Quotations from the four selected, (ii) if fewer than four but more than one such Reference Treasury Dealer Quotations are obtained, the average (as calculated by the Issuer) of all such quotations, or (iii) if only one such Reference Treasury Dealer Quotation is obtained, such Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC (or its successor) or an affiliate thereof which is a Primary Treasury Dealer; (ii) Morgan Stanley & Co. LLC (or its successor) or an affiliate thereof which is a Primary Treasury Dealer; (iii) a Primary Treasury Dealer selected by Wells Fargo Securities, LLC (or its successor); provided, however, that if any such firm (or, if applicable, any of their affiliates) or any of their successors, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer; and (iv) one other Primary Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average (as calculated by the Issuer) of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

(b) Notwithstanding the foregoing, the Issuer shall not redeem the Notes pursuant to Section 3.01(a) on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

Section 3.02. Notice of Redemption; Selection of Notes. In case the Issuer shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 3.01, it shall fix a date for redemption (the “Redemption Date”) and it or, at its written request received by the Trustee not fewer than five Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be mailed, the Trustee in the name of and at the expense of the Issuer, shall mail or cause to be mailed a notice of such redemption not fewer than 30 days nor more than 60 days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the Security Register; provided that the text of the notice shall be prepared by the Issuer. Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes’ are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that Interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after said date Interest on Notes or portions of Notes to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. Such mailing shall be by first class mail. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Whenever any Notes are to be redeemed, the Issuer will give the Trustee written notice of the Redemption Date, together with an Officers’ Certificate as to the aggregate principal amount of Notes to be redeemed not fewer than 30 days (or such shorter period of time as may be acceptable to the Trustee) prior to the Redemption Date.

On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 3.02, the Issuer will deposit with the Paying Agent (other than the Issuer or the General Partner acting as its own Paying Agent) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price, together with accrued and unpaid Interest, if any, on the Notes or portions thereof to be redeemed; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date. The Issuer shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 3.02 in excess of amounts required hereunder to pay the Redemption Price, together with accrued and unpaid Interest, if any, on the Notes or portions thereof to be redeemed.

If fewer than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Global Note or the Certificated Notes to be redeemed (in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof) on a pro rata basis or by another method that the Trustee deems fair and appropriate or that is required by the Depositary.

Section 3.03. Payment of Notes Called for Redemption by the Issuer. If notice of redemption has been given as provided in Section 3.02, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, together with accrued and unpaid Interest, if any, thereon, and if the Paying Agent holds funds sufficient to pay the Redemption Price of such Notes, together with accrued and unpaid Interest, if any, thereon, then, on and after such Redemption Date (a) such Notes will cease to be outstanding and (b) Interest on the Notes or portion of Notes so called for redemption shall cease to accrue and, except as provided in Article 4 of the Indenture, such Notes shall cease to be entitled to any benefit or security under the Indenture, and the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof, together with accrued and unpaid Interest, if any, thereon. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with Interest accrued thereon, if any, to, but excluding, the Redemption Date.

Upon presentation of any Note redeemed in part only, the Issuer shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Issuer, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

Prior to the applicable Redemption Date, the Issuer shall provide to the Trustee an Officers’ Certificate that shall set forth the applicable Redemption Price and the calculation thereof in reasonable detail. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in acting upon the Issuer’s calculation of the Redemption Price.

Section 3.04. Sinking Fund. There shall be no sinking fund provided for the Notes.

ARTICLE 4

PARTICULAR COVENANTS

Section 4.01. Aggregate Debt Test. The General Partner will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all outstanding Debt of the General Partner and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication):

(a) the Total Assets of the General Partner and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(b) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the General Partner or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

For purposes of this Section 4.01, Debt will be deemed to be incurred by the General Partner or any of its Subsidiaries whenever the General Partner or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Section 4.02. Debt Service Test. The General Partner will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(a) such Debt and any other Debt (including without limitation Acquired Debt) incurred by the General Partner or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(b) the repayment or retirement of any other Debt of the General Partner or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (provided that, except to the extent set forth in clause (a) above or clause (c) below, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(c) in the case of any acquisition or disposition by the General Partner or any of its Subsidiaries of any asset or group of assets with a Fair Market Value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described in this Section 4.02 or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this Section 4.02, Debt will be deemed to be incurred by the General Partner or any of its Subsidiaries whenever the General Partner or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Section 4.03. Secured Debt Test. The General Partner will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) secured by any Lien on any property or assets of the General Partner or any of its Subsidiaries, whether owned on the date of this Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Debt of the General Partner and its Subsidiaries which is secured by a Lien on any property or assets of the General Partner or any of its Subsidiaries is greater than 40% of the sum of (without duplication):

(a) the Total Assets of the General Partner and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(b) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the General Partner or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

For purposes of this Section 4.03, Debt will be deemed to be incurred by the General Partner or any of its Subsidiaries whenever the General Partner or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Section 4.04. Maintenance of Total Unencumbered Assets. The General Partner will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the General Partner and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

ARTICLE 5

EVENTS OF DEFAULT; REMEDIES

Section 5.01. Events of Default. In addition to the Events of Default set forth in Section 501 of the Indenture, each of which shall apply to the Notes, each of the following shall constitute an Event of Default with respect to the Notes (for which the provisions set forth in Article 5 of the Indenture shall apply):

(a) failure on the part of either the Issuer or the General Partner to comply with its respective obligations under Article 7; and

(b) any guarantee by a Guarantor (excluding, in the case of a Subsidiary Guarantor, a Subsidiary Guarantor that is not also a Significant Subsidiary) ceases for any reason to be, or is asserted in writing by us or such Guarantor not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and any such Guarantee.

ARTICLE 6

SUPPLEMENTAL INDENTURES

Section 6.01. Supplemental Indentures with and without Consent of Noteholders. Clauses (1) and (9) of Section 901 of the Indenture shall not apply with respect to the Notes. In addition, the Issuer and the General Partner, when authorized by resolutions of the Board of Directors of the General Partner and the General Partner on behalf of the Issuer, and the Trustee may from time to time, and at any time, enter into an indenture or indentures supplemental to the Indenture and this Supplemental Indenture without the consent of any Holder of the Notes for either of the following purposes (in which case the provisions of Article 9 of the Indenture shall apply:

(a) to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any respect; or

(b) to supplement any of the provisions of the Indenture and this Supplemental Indenture to the extent necessary to permit or facilitate satisfaction and discharge, legal defeasance or covenant defeasance pursuant to Article 4 of the Indenture; provided that the action shall not adversely affect the interests of the Holders of the Notes in any respect.

ARTICLE 7

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 7.01. Issuer May Consolidate on Certain Terms. Nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of the Issuer with or into any other Person or Persons (whether or not affiliated with the Issuer), or successive consolidations or mergers, or shall prevent any sale, conveyance, transfer or lease of all or substantially all of the property of the Issuer to any other Person (whether or not affiliated with the Issuer); provided, however, that the following conditions are met:

(a) the Issuer shall be the continuing entity, or if other than the Issuer, the successor entity formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume payment of the principal of, premium, if any, and Interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c) either the Issuer or the successor Person, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article 7 and that all conditions precedent herein provided for relating to such transaction have been complied with.

No such consolidation, merger, sale, conveyance, transfer or lease shall be permitted by this Section 7.01 unless prior thereto the General Partner shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the Guarantors obligations hereunder shall remain in full force and effect thereafter.

Section 7.02. General Partner May Consolidate on Certain Terms. Nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of the General Partner with or into any other Person or Persons (whether or not affiliated with the General Partner), or successive consolidations or mergers, or shall prevent any sale, conveyance, transfer or lease of all or substantially all of the property of the General Partner to any other Person (whether or not affiliated with the General Partner); provided, however, that:

(a) the General Partner shall be the continuing entity, or the successor entity (if other than the General Partner) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the obligations of the General Partner under the Guarantees and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(c) either the General Partner or the successor Person, as the case may be, shall have delivered to the Trustee an Officers’ Certificate, as the case may be, and an Opinion of Counsel, each stating that such consolidation, sale, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article 7, that all conditions precedent herein provided for relating to such transaction have been complied with, and each stating that the Guarantors obligations hereunder shall remain in full force and effect thereafter.

ARTICLE 8

FUTURE GUARANTEES

Section 8.01. Guarantees. Article 15 of the Indenture shall apply to the Notes. In addition, from and after the Issue Date, the Issuer or the General Partner, as applicable, shall cause any Subsidiary of the Issuer or the General Partner that guarantees payment of more than $35,000,000 of the Issuer’s indebtedness for money borrowed or more than $35,000,000 of the indebtedness for money borrowed of the Issuer’s or the General Partner’s other Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee payment of the Notes, whereupon such Subsidiary shall become a Guarantor for all purposes under the Indenture. The Issuer or the General Partner, as applicable, shall cause each Subsidiary that is required to become a Guarantor pursuant to the immediately preceding sentence to promptly execute and deliver to the Trustee a supplemental indenture substantially in the form set forth in Exhibit B to this Supplemental Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Guarantee on substantially the terms set forth in Article 15 of the Indenture. Concurrently therewith, the Issuer or the General Partner, as applicable, shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such supplemental indenture is a valid and binding agreement of such subsidiary, enforceable against such subsidiary in accordance with its terms.

Section 8.02. Release of Guarantee. In addition to the circumstances under which a Guarantor may be released as set forth in Section 1505 of the Indenture, and notwithstanding the provisions of Section 1505 of the Indenture, a Subsidiary Guarantor shall be automatically and unconditionally released from its obligations under the Indenture and this Supplemental Indenture:

(a) upon the sale or other disposition of such Guarantor;

(b) upon the sale or disposition of all or substantially all of the assets of such Guarantor;

provided, however, that in either case, (1) such sale or other disposition is made to a Person other than the General Partner or any of its Subsidiaries and (2) such sale or disposition is otherwise permitted by the Indenture. Upon any such occurrence specified in this Section 8.02, at the Issuer’s request, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to such release have been complied with, the Trustee shall execute any documents reasonably requested by the Issuer evidencing such release.

Section 8.03. Notices. Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of the Issuer at the address, place and manner provided in Section 105 of the Indenture.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.01. Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as further supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.02. Payments. If any Interest Payment Date or Maturity Date or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such Interest Payment Date or Maturity Date or Redemption Date, as the case may be, to such next Business Day.

Section 9.03. Governing Law. The Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.04. No Security Interest Created. Nothing in the Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction in which property of the Issuer or its subsidiaries is located.

Section 9.05. Table of Contents, Headings, etc. The table of contents and the titles and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 9.07. Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then, to the maximum extent permitted by applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

U.S. Bank National Association hereby accepts the trusts in this Supplemental Indenture declared and provided, upon the terms and conditions herein above set forth.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

[Signature pages follow]

COLUMBIA PROPERTY TRUST, INC.

By:	/s/ James A. Fleming
Name:	James A. Fleming
Title:	Executive Vice President and Chief Financial Officer

[Signature page to Supplemental Indenture]

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

By:	Columbia Property Trust, Inc.
Its:	General Partner

By:	/s/ James A. Fleming
Name:	James A. Fleming
Title:	Executive Vice President and Chief Financial Officer

[Signature page to Supplemental Indenture]

Confirmed and accepted as of the date first above written:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

[Signature page to Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

No. [    ]

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

4.150% SENIOR NOTES DUE 2025

CUSIP: 19828J AA6

$

Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership (the “Issuer”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to                     , or its registered assigns, the principal sum of             DOLLARS ($        ) [or such other amount as indicated on the Schedule of Exchange of Notes attached hereto] on April 1, 2025.

Interest Rate:	4.150% per annum

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2015

Regular Record Dates:	March 15 and September 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated:

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

By:	Columbia Property Trust, Inc., as its sole general partner

By:
Name:
Title:

By:
Name:
Title:

I, [name], [title] of Columbia Property Trust, Inc., do hereby certify that [name] is on the date hereof the duly elected or appointed, qualified and acting [title] of Columbia Property Trust, Inc., and that [name] is on the date hereof the duly elected or appointed, qualified and acting [title] of Columbia Property Trust, Inc., and that the signatures set forth above are the genuine signatures of such officers, respectively.

Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 4.150% Senior Notes due 2025 described in the Indenture referred to in this Note.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

4.150% SENIOR NOTES DUE 2025

Principal and Interest

The Issuer promises to pay the principal of this Note on April 1, 2025.

The Issuer promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 4.150% per annum (subject to adjustment as provided below).

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the March 15 or September 15 immediately preceding the interest payment date) on each interest payment date, commencing October 1, 2015. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note [(or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date)]1 or, if no interest has been paid, from [the Issue Date]2.

Interest on any Global Note shall be paid by wire transfer of immediately available funds to the account of the Depositary or its nominee. Payment of the principal of Notes not represented by a Global Note shall be made at the office or agency designated by the Issuer for such purpose. Interest on Notes not represented by a Global Note shall be paid (i) to Holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes and (ii) to Holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each Holder or, upon application by a Holder to the Security Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

[1]	Insert if applicable.
[2]	For additional Notes, should be the date of their original issue.

Interest on any overdue installments of principal of and (to the extent that payment of such Interest is lawful) Interest on the Notes shall accrue and be payable at the same rate as Interest is otherwise payable on the Notes. Interest not paid when due and any Interest on principal, premium or Interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Issuer for the payment of such Interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Issuer will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of Interest to be paid.

Indentures; Note Guarantee

This is one of the Notes issued under an Indenture dated as of March 12, 2015, as amended by the First Supplemental Indenture thereto dated as of March 12, 2015 (as so amended and as otherwise amended from time to time, the “Indenture”), among the Issuer, the Guarantor party thereto and U.S. Bank National Association, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general unsecured obligations of the Issuer. The Indenture limits the original aggregate principal amount of the Notes to $350,000,000, but additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such additional Notes vote together for all purposes as a single class. This Note is guaranteed, as set forth in the Indenture.

Registered Form; Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

Redemption and Repurchase; Discharge Prior to Redemption or Maturity

The Issuer shall have the right to redeem the Notes, in whole at any time and from time to time in part, at the Redemption Price and on the terms and conditions set forth in the Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Defaults and Remedies

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Issuer occurs and is continuing, then the principal amount of and Interest accrued and unpaid on all the Notes shall be immediately due and payable without any declaration or other action on the part of the Trustee or any Holder of Notes.

Amendment and Waiver

The Indenture contains provisions permitting the Issuer, the General Partner, the Subsidiary Guarantors and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to certain exceptions.

Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to the exceptions set forth in the Indenture.

No Recourse

Except as expressly provided in the Indenture, no recourse for the payment of the principal of (including the Redemption Price upon redemption pursuant to the Indenture) or Interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor in the Indenture or any supplemental indenture or in this Note, or because of the creation of any indebtedness represented thereby, or in the Guarantees, shall be had against any incorporator, stockholder, trustee, partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Issuer or any Guarantor or any of the Issuer’s or Guarantor’s respective Subsidiaries or of any successor thereto, either directly or through the Issuer or any Guarantor or any of the Issuer’s or any Guarantor’s respective Subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

Authentication

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

Governing Law

The Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

Other

The Issuer will furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

Signature Guarantee:3

By
To be executed by an executive officer

[3]	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES4

The following exchanges of a part of this Global Note for Physical Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

[4]	For Global Notes

EXHIBIT B

SUPPLEMENTAL INDENTURE

dated as of             ,

among

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.,

COLUMBIA PROPERTY TRUST, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

4.150% Senior Notes due 2025

THIS [                    ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of                 ,     , among Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership (the “Issuer”), the General Partner (defined below), [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer, Columbia Property Trust, Inc., a Maryland corporation (the “General Partner”) and the Trustee entered into the Indenture (the “Base Indenture”), as supplemented by the First Supplemental Indenture (the “Supplemental Indenture”), each dated as of March 12, 2015 (as so supplemented and as otherwise supplemented from time to time, the “Indenture”), relating to the Issuer’s 4.150% Senior Notes due 2025 (the “Notes”);

WHEREAS, pursuant to Section 8.01 of the Supplemental Indenture, the Issuer and the General Partner agree to cause subsidiaries to provide Guaranties in circumstances specified therein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 15 of the Base Indenture.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

B-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Columbia Property Trust Operating Partnership, L.P., as Issuer

By:
Name:
Title:

Columbia Property Trust, Inc., as General Partner

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

U.S. Bank National Association, as Trustee

By:
Name:
Title:

B-2